Exhibit 99.1 NEWS RELEASE Dayton, OH July 19, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Wednesday, July 19, 2006

MTC COO to Retire December 31, 2006 -

Mark Brown to be New Chief Operating Officer

Dayton, Ohio, July 19, 20006 – MTC Technologies, Inc. and subsidiaries (NASDAQ Global Select Market: MTCT), a significant provider of engineering, information technology and other technical solutions to the Department of Defense (DoD) and national security agencies, announced today that Don Weisert, the Company’s Executive Vice President and Chief Operating Officer, has decided to retire as of December 31, 2006. In addition, Mark Brown has agreed to join MTC as its new Chief Operating Officer on August 14, 2006.

To ensure a smooth transition, Don Weisert, a key architect of MTC’s successful financial results over the years, will stay with the Company through the end of the year, and has agreed to maintain a consulting role with the Company through at least 2007.

Mr. Weisert, commenting on the changes, stated: “Before I left, I wanted to make sure MTC had a strong successor, ready to take the reins. With Mark’s decision to join us, I feel very confident that our operations team is in very capable hands.” During the transition period, Mr. Weisert will retain his title of Executive Vice President, but will immediately pass the Chief Operating Officer title on to Mr. Brown.

Mark Brown, age 54, who has a B.S. in Aeronautical and Astronautical Engineering from Purdue University and a M.S. in Astronautical Engineering from the Air Force Institute of Technology, retired from the United States Air Force as a Colonel in 1993. During his service career, Mr. Brown enjoyed a distinguished career as an Air Force fighter pilot, engineer, NASA astronaut, and NASA manager. Since his retirement he has led a successful business career with three defense services firms.

His unique combination of operational and technical experience has made him an invaluable asset to the Air Force, NASA, and the defense services industry. This has been clearly demonstrated with two highly successful space shuttle missions, as a member of the Challenger Accident Investigation Team, as a member of the Solid Rocket Motor Redesign Team, as the senior astronaut on the Space Station Program, and as an executive at GRC International, Inc., AT&T, and most recently, as a Computer Sciences Corporation, Vice President and General Manager.

Mr. Brown’s business experience includes substantial involvement with systems engineering, information technology, logistics, space operations, communications, and financial management.

“I am extremely excited about the opportunity to build upon the tremendous foundation the MTC operations team has assembled in just a few short years,” observed Mr. Brown. “MTC has a great reputation for providing top notch engineering and technical solutions to the Warfighter. This is the direct result of the Company’s outstanding talent base and its top drawer capabilities. I can’t wait to get started with this superb team!”

Mr. David Gutridge, MTC Chief Executive Officer, noted: “While we respect Don’s retirement decision, the entire team will miss him. He has been a leader, a mentor and a valued member of the MTC team for many years.”

“Fortunately”, Mr. Gutridge continued, “Don has helped us land one an extremely talented defense services executive to take his torch from here. Mark Brown was one of 17 hand picked astronauts out of 15,000 qualified applicants. While we did not receive quite that many applicants, we did pursue an exhaustive process to make sure we got the best possible candidate. We are extremely pleased with the results - a keen business strategist, a proven leader, and a great human being with unimpeachable ethics - Mark Brown.”

MTC, through its wholly-owned subsidiaries, delivers warfighter solutions involving systems engineering, information technology, intelligence and program management services primarily to the Department of Defense. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company, MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual performance, achievements, or industry results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to MTC’s most recent filings with the SEC or the expanded Safe Harbor Statement on MTC’s website under Investor Relations. The company assumes no obligation to update any forward-looking information.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.